Exhibit 5.2

Lewis Roca Rothgerber LLP One South Church Avenue, Suite 700 Tucson, AZ 85701

Our File Number: 52298-00001

March 6, 2014

Youth and Family Services of New Mexico, Inc.

Southwestern Children’s Health Service, Inc.

830 Crescent Centre Drive, Suite 610

Franklin. TN 37067

RE:	Opinion of Local Counsel

Ladies and Gentlemen:

We have acted as local Arizona and New Mexico counsel to Youth and Family Centers Services of New Mexico, Inc., a New Mexico corporation (the “New Mexico Guarantor”) and Southwestern Children’s Health Services, Inc., an Arizona corporation (the “Arizona Guarantor,” and collectively with the New Mexico Guarantor, the “Guarantors”) in connection with the Guarantors’ proposed guarantees, along with other guarantors of an the Indenture as hereinafter defined) of $150,000,000 in aggregate principal amount of 6.125% Senior Notes due 2021 (the “Exchange Notes”) to be issued by Acadia Healthcare Company, Inc., a Delaware corporation (the “Company”), in connection with an exchange offer to be made pursuant to a Registration Statement on Form S-4 (such Registration Statement, as supplemented or amended, is hereinafter referred to as the “Registration Statement”), to be filed with the Securities and Exchange Commission (the “Commission”) on or about March 6, 2014, under the Securities Act of 1933, as amended. The obligations of the Company under the Exchange Notes will be guaranteed by the Arizona Guarantor and the New Mexico Guarantor (the “Guarantees”), along with other guarantors. The Exchange Notes and the Guarantees are to be issued pursuant to an Indenture dated as of March 12, 2013 (the “Indenture”), among the Company, the guarantors named therein and U.S. Bank National Association, as trustee.

For purposes of this opinion, we have examined such questions as of law and fact as we have deemed necessary or appropriate, the transaction documents (the “Transaction Documents”), as described in Schedule 1 hereto and the documents described and identified in Schedule 2 attached to this letter (identified therein and referred to below as the “Certificates,” “Bylaws,” and “Authorizing Resolution,” respectively). Based on the foregoing and subject to the assumptions, qualifications and limitations set forth below it is our opinion that:

1. The New Mexico Guarantor and the Arizona Guarantor are validly existing corporations in good standing under the laws of the states of New Mexico and Arizona respectively.

2. The Guarantors have the corporate power and authority to enter into and perform their respective obligations under the Indenture and the Guarantees.

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March 6, 2014 Page 2

3. The Guarantors have duly authorized, executed and delivered the Indenture, and have duly authorized the Guarantees.

4. To our knowledge, the execution and delivery by the Guarantors of the Indenture and the Guarantees does not, and the performance by the Guarantors of their obligations under thereunder (including with respect to the Guarantees) will not, conflict with, violate, or constitute a breach of or default under (or an event which with notice of the passage of time would constitute a default under) (A) any of the provisions of the articles of incorporation or bylaws of the Guarantors or (B) any of the laws of the State of New Mexico in the case of the New Mexico Guarantor or the laws of the State of Arizona in the case of the Arizona Guarantor.

5. No consent, approval, authorization or order of any governmental authority in the States of New Mexico or Arizona is required in connection with the execution and delivery of the Indenture or is required for the issuance by the Guarantors of the Guarantees.

*  *  *  *  *

In rendering the opinions set forth in this letter, we have, with your consent and without any independent investigation or inquiry, assumed:

(a) The genuineness of signatures not witnessed by us, the authenticity of any documents submitted to us as originals and the conformity to originals of documents submitted to us as copies or drafts.

(b) The necessary legal capacity of all natural persons signing the Transaction Documents.

(c) The certifications, representations and warranties as to matters of fact made by the Guarantors in the Transaction Documents are accurate and may be relied upon by us.

(d) The Certificates, Bylaws and Authorizing Resolutions, as identified in Schedule 2 hereto, are complete and correct.

(e) The Registration Statement will be effective at the time the Exchange Notes are offered as contemplated by the Registration Statement.

(f) Any applicable prospectus supplement will have been prepared and filed with the Commission describing the Exchange Notes offered thereby to the extent necessary;

(g) The Outstanding Notes (as defined in the Registration Statement) have been exchanged in the manner described in the prospectus forming a part of the Registration Statement;

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(h) The Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended; and

(i) The Company and the Guarantors will have obtained any legally required consents, approvals, authorizations and other orders of the Commission and any other federal regulatory agencies necessary for the Exchange Notes to be exchanged, offered and sold in the manner stated in the Registration Statement and any applicable prospectus supplement.

The opinions set forth in this letter are subject to the following exceptions and qualifications:

(i) We are expressing no opinion as to any consents, approvals, authorizations or other action by, or filing with, any Arizona (with respect to the Arizona Guarantor) or New Mexico (with respect to the New Mexico Guarantor) governmental agencies that are required pursuant to the terms of any agreements to which such agencies are parties and that are applicable to the Arizona Guarantor or New Mexico Guarantor, as applicable, but that are not generally applicable to persons engaged in non-regulated businesses in New Mexico (with respect to the New Mexico Guarantor) or Arizona (with respect to the Arizona Guarantor).

(ii) We do not purport to express any opinion concerning (a) any law other than those of the States of New Mexico (in the cases of the New Mexico Guarantor) and Arizona (in the case of the Arizona Guarantor) and the case law decided thereunder, and (b) the “Blue Sky” laws and regulations of New Mexico and Arizona. Although certain members of this firm are admitted to practice in other states, we have not examined the laws of any state other than New Mexico or Arizona, nor have we consulted with members of this firm who are admitted in other jurisdictions with respect to the laws of such jurisdictions.

(iii) The opinions set forth in this letter are limited in all respects to New Mexico and Arizona laws now in effect, to the matters set forth herein and as of the date hereof, and we assume no obligation to revise or supplement the opinions set forth in this letter should any such law be changed by legislative action, judicial decision or otherwise.

(iv) Our opinions set forth in paragraph 1 above are effective as to each of the Guarantors, only as of the dates of the Certificate of Good Standing and Compliance or of Good Standing as described under “Certificates” in Schedule 2 hereto, pertaining to each respectively, as applicable.

(v) As used in this letter, “knowledge” means, without investigation, analysis, or review of court or other public records or our files or other inquiry, and in addition with respect to this law firm, means the conscious awareness of facts or other information by the lawyer who signs this letter, any lawyer who assists in its preparation, or any other lawyer of this firm who regularly advises the Guarantors.

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(vi) Waller Landsden Dortch & Davis, L.L.P. may rely upon this opinion in connection with its opinion addressed to the Company, filed as Exhibit 5.1 to the Registration Statement, to the same extent as if it were an addressee hereof. We hereby consent to the filing of this opinion with the Commission as Exhibit 5.2 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement.

Sincerely,

/S/ LEWIS ROCA ROTHGERBER LLP
LEWIS ROCA ROTHGERBER LLP

Schedule 1

Transaction Documents

•	Indenture, dated March 12, 2013, among the Company, Guarantors and U.S. Bank, National Association, as trustee, with respect to the Notes.

•	Registration Rights Agreement, dated March 12, 2013, by and among the Company, the Guarantors and the Initial Purchasers.

Schedule 2

Certificates

Youth and Family Centered Services of New Mexico, Inc.

•	Copy of Certificate of Comparison issued by the New Mexico Public Regulation Commission (“NM Commission”), dated March 4, 2013, under No. 1729185 to which is attached:

•	Copy of Certificate of Incorporation, dated May 8, 1995, issued by the NM Commission with a duplicate of Articles of Incorporation;

•	Copy of Certificate of Amendment, dated December 2, 1997, issued by the NM Commission with a duplicate of Articles of Amendment to Articles of Incorporation;

•	Certificate of Good Standing and Compliance, dated February 18, 2014 issued by the Secretary of the State of New Mexico.

Southwestern Children’s Health Services, Inc.

•	Copy of Amended and Restated Articles of Incorporation, dated January 22, 2001, certified March 6, 2014, as filed by the Arizona Corporation Commission (“ACC”) under No. 0723253-6;

•	Copy of Articles of Amendment, dated January 29, 2001, certified on March 6, 2014, as filed by the ACC under No. 0723253-6;

•	Copies of Articles of Merger, dated October 8, 2010, certified on March 6, 2014, as filed by the ACC under No. 0723253-6;

•	Certificate of Good Standing, dated February 18, 2014, issued by the ACC.

Bylaws

•	Youth and Family Centered Services of New Mexico, Inc., Amended and Restated Bylaws Adopted as of January 22, 2001 certified by the Secretary of such Guarantor as of the date hereof;

•	Southwestern Children’s Health Services, Inc., Bylaws Adopted as of January 22, 2001 certified by the Secretary of such Guarantor as of the date hereof.

Authorizing Resolution

•	Secretary’s Certificate of Guarantors dated March 6, 2014 with Resolution of Guarantors attached